Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Office: (312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Provides Update on Mifamurtide (L-MTP-PE) Regulatory Status Following September Meeting of European Committee for Medicinal Products for Human Use (CHMP)
IRVINE, Calif. – September 26, 2008 – IDM Pharma, Inc. (Nasdaq: IDMI) today announced that it met with representatives of the Committee for Medicinal Products for Human Use (CHMP) and Secretariat of the European Medicines Agency (EMEA) on September 25th, following the CHMP’s September meeting where CHMP considered the Company’s Marketing Authorization Application (MAA) for mifamurtide (L-MTP-PE) for the treatment of patients with non-metastatic, resectable osteosarcoma, a rare and often fatal bone tumor that typically affects children and young adults.
Based on discussions at that meeting, the Company has been invited to present to the CHMP Scientific Advisory Group on Oncology (SAG-O) and to the CHMP to review and address the remaining open issues in its MAA for L-MTP-PE. These meetings are scheduled to take place in November. The SAG-O is regularly convened at the request of the CHMP to provide independent advice on scientific/technical matters relating to oncology products under evaluation by the CHMP, or on any other scientific issue relevant to the work of the CHMP that relates to this area. The Company will provide SAG-O and CHMP information to address the remaining open issues in advance of these meetings.
“The European review of L-MTP-PE continues to progress,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “We are pleased to report that, in response to the comprehensive information we submitted in advance of the September CHMP meeting, the CHMP has determined that the Children’s Oncology Group’s (COG) Phase 3 trial is compliant with Good Clinical Practices (GCP) and that the database from this pivotal study can be reliably used in the evaluation process of the MAA. We also received feedback from the CHMP that there are no major objections remaining related to chemistry, manufacturing and controls (CMC).”
Mr. Walbert continued, “While we have satisfactorily addressed issues related to the positive benefit/risk assessment reached at the oral explanation meeting with the CHMP in January 2008, we have been invited by the CHMP to meet with SAG-O and CHMP in November to address certain open issues arising from the assessment by the Rapporteur and Co-Rapporteur. We welcome the opportunity to present to both the SAG-O and CHMP to complete the L-MTP-PE MAA review and we remain confident that L-MTP- PE provides a significant overall survival benefit for osteosarcoma patients and meets an important unmet treatment need.”
With the final CHMP opinion now anticipated in November, IDM Pharma expects a final decision from the European Commission in the first quarter of 2009. If approved for Marketing Authorization by the European Commission, L-MTP-PE will be the first treatment in more than 20 years approved for patients with osteosarcoma.

In January 2008, the Company announced that, following presentation of data at an oral explanation hearing, the CHMP determined in a non-binding opinion that L-MTP-PE suggested a possible clinical benefit in terms of survival and granted the Company a clock-stop, or time extension to allow IDM Pharma additional time to respond to questions regarding the MAA. At that time, the CHMP requested clarification of the existing data in order to gain assurance about the quality of the data before drawing any final conclusions from the data presented. In addition, the Company was required to address a number of remaining questions relating to CMC.
In April 2008, the European regulatory authorities conducted an inspection of the COG to assess the quality of the overall survival data from the 2006 confirmatory database included in the Company’s applications for regulatory approval, and to review GCP compliance of the COG in terms of patient randomization and stratification, overall survival data collection, and study monitoring. The Company supported the COG in this effort.
Following the satisfactory GCP inspection in April and the June CHMP meeting, the CHMP requested that the Company provide additional data analyses from the Phase 3 L-MTP-PE trial (INT-0133), in addition to responding to the remaining CMC questions. The Company provided this information in accordance with the timeline for preliminary consideration by the CHMP at its plenary meeting in September and will respond to open questions ahead of the November SAG-O and CHMP oral explanation hearings.
L-MTP-PE was granted orphan drug status in Europe in 2004. The MAA for L-MTP-PE was submitted to the EMEA and accepted for regulatory review in November 2006.
L-MTP-PE U.S. Regulatory Status
As previously announced, in the United States the Company continues to work with the COG as well as external experts and advisors to gather patient follow-up data from the Phase 3 L-MTP-PE trial and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company expects to submit the amended New Drug Application (NDA) in the fourth quarter of 2008.
L-MTP-PE was granted orphan drug status in the United States in 2001. The NDA was submitted to FDA in October 2006 and was accepted for review in December 2006. The non-approvable letter was received in August 2007.
About Osteosarcoma
Between two and three percent of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with fewer than 1,000 new cases diagnosed in the United States each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group, the survival of children with osteosarcoma has remained at 60-65 percent since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
As previously announced, the Company is evaluating the Company’s research and development programs, including related assets and costs, and strategic alternatives available to the Company.
For more information about the company and its products, visit http://www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the Company’s belief that the data from the L-MTP-PE Phase 3 study warrants regulatory approval in Europe and the United States, the Company’s plans to address the remaining questions with respect to the MAA for L-MTP-PE, including the Company’s plans for completion of data analysis and submission of responses to the CHMP, the expected timing of a final opinion from the CHMP and receipt of a final regulatory decision regarding the MAA in the European Union, as well as the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE, including the expected timing for such amended NDA, and to respond to other matters raised by the FDA and the Company’s plans to evaluate strategic alternatives. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the Company’s planned presentation to the CHMP Scientific Advisory Group on Oncology and the effect of input of that group on the opinion of the CHMP, whether the European Commission will follow the final opinion of the CHMP, whether the timing for the final regulatory decision in Europe will occur as expected by the Company, the possibility that additional data from the Phase 3 clinical trial of L-MTP-PE and other information in any amendment to the NDA for L-MTP-PE submitted by the Company may not provide adequate support for regulatory approval of L-MTP-PE in the United States within the timeframe expected by the Company, if at all, whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities, whether the Company will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2008 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.